EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119775 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Cogent, Inc., and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in and incorporated by reference in the Annual Report on Form 10-K of Cogent, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 15, 2006